Shiloh Industries Reports 2005 Third Quarter and Nine-Month Results

VALLEY CITY, OH -- 08/23/2005 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the third quarter and nine months of fiscal 2005.

For the third quarter ended July 31, 2005, the Company reported sales of $139.4 million compared to sales of $146.5 million in the third quarter of fiscal 2004, a decrease of 4.8%. The decline in sales that was experienced by the Company was consistent with the decreases in production by the traditional domestic automotive and light truck manufacturers. Net income for the third quarter of fiscal 2005 was $5.5 million, or $0.33 per share, diluted, compared to net income of $3.8 million, or $0.23 per share, diluted, for the third quarter of fiscal 2004. In the third quarter of fiscal 2005, the Company recorded tax benefits of $3.6 million, or $0.22 per share, related to several tax issues that were resolved during the third quarter of fiscal 2005. The $3.6 million of tax benefits consisted of a benefit for net operating loss carryforwards of $2.5 million, or $0.15 per share, that can be fully utilized in this fiscal year, and a benefit of $1.1 million, or $0.07 per share, related to the modification of the corporate tax law in the State of Ohio effective June 30, 2005.

For the nine-month period of fiscal 2005, sales were $457.7 million compared to $467.2 million in the nine months of fiscal 2004, a decrease of 2.0% that was also in line with the reduced levels of production experienced by the traditional domestic automotive and light truck manufacturers for the nine months of fiscal 2005. Net income for the nine-month period of fiscal 2005 was $18.7 million, or $1.15 per share, diluted, compared to net income of $13.3 million, or $0.81 per share, diluted, for the nine months of fiscal 2004. Net income for the nine-month period of fiscal 2005 includes income tax benefits of $5.6 million, or $0.34 per share, related to the tax matters resolved during the second and third quarters.

Sales in the third quarter of fiscal 2005 continued the trend of declining sales on decreasing production levels that began in the previous quarter. According to industry statistics, production of automobiles and light trucks by traditional domestic manufacturers, to whom a majority of the Company's products are ultimately sold, declined by 5.8% during the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004. Total production of automobiles and light trucks in North America decreased 1.6% in the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004. For the nine-month period of fiscal 2005, production of automobiles and light trucks by traditional domestic manufacturers decreased 5.1% compared to the same period last year, while total production of automobiles and light trucks in North America declined 1.3% from the nine-month period of fiscal 2004.

Operating income of $4.7 million in the third quarter of fiscal 2005 was $3.4 million below operating income of the fiscal 2004 third quarter. The Company's operations during the third quarter of fiscal 2005 were negatively affected by reduced production volumes of the third quarter, which includes the July period of assembly plant closures for vacation and model changeover, rising material costs and the effects of several major new product launches. Operating income for the nine-month period of fiscal 2005 was $28.2 million, comparable to the operating income of the same period in the prior fiscal year.

Theodore K. Zampetis, President and CEO, commented that "the third quarter, as expected, has been a challenging period in a difficult competitive environment. In spite of the limited workdays and reduced production volumes of our major domestic customers, we were able to adjust our cost structure effectively and respond with continued earnings and strong cash flow. During the third quarter, several of our manufacturing operations were focused on difficult and complex new program launches. Once the launches are complete and production of the vehicles is underway at anticipated levels, these programs are expected to have significant impact on the revenues of the Company in the future. In the third quarter of fiscal 2005, we also resolved several tax issues enabling the Company to use operating losses of previous years to impact cash flow favorably and strengthen the Company's financial position."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,000.

A conference call to discuss third quarter and nine-month fiscal 2005 results will be held on Tuesday, August 23, 2005 at 11:00 a.m. (ET). To listen to the conference call, dial (800) 322-0079 approximately 5 minutes prior to the start time and request the Shiloh Industries third quarter conference call. A replay of the conference call will be available from 2:00 p.m. (ET), Tuesday, August 23, 2005, through 5:00 p.m. (ET) Monday, August 29, 2005. To access the replay, call (877) 519-4471 and enter conference code 6363685.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and estimations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements.

                                SHILOH INDUSTRIES, INC.

                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Amounts in thousands, except per share data)
                                      (Unaudited)

                             Three months ended         Nine months ended
                                   July 31,                  July 31,
                               2005        2004         2005        2004
                           ---------   ---------     ---------   ---------
Revenues                   $ 139,399   $ 146,493     $ 457,725   $ 467,192
Cost of sales                126,212     129,498       403,243     410,947
                           ---------   ---------     ---------   ---------
    Gross profit              13,187      16,995        54,482      56,245
Selling, general and
 administrative expenses       8,473       8,910        26,234      27,354
                           ---------   ---------     ---------   ---------
    Operating income           4,714       8,085        28,248      28,891
Interest expense               1,537       2,007         6,325       6,930
Interest income                   36          24           117          33
Other (expense) income,
 net                            (124)        225          (561)        117
                           ---------   ---------     ---------   ---------
Income before income taxes     3,089       6,327        21,479      22,111
(Benefit) provision for
 income taxes                 (2,390)      2,486         2,779       8,800
                           ---------   ---------     ---------   ---------

    Net income             $   5,479   $   3,841     $  18,700   $  13,311
                           =========   =========     =========   =========

Earnings per share:
Basic earnings per share   $     .34   $     .24     $    1.19   $     .84
                           =========   =========     =========   =========
Basic weighted average
 number of common shares      15,929      15,705        15,906      15,596
                           =========   =========     =========   =========

Diluted earnings
 per share                 $     .33   $     .23     $    1.15   $     .81
                           =========   =========     =========   =========
Diluted weighted average
 number of common shares      16,412      16,297        16,406      16,132
                           =========   =========     =========   =========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600